                 Exhibit 99.1

           TECHNOLOGY RESEARCH CORPORATION
    SIGNS AGREEMENT WITH MAJOR AIR CONDITIONER MANUFACTURER
        AND REPORTS SECOND QUARTER SHIPMENT DELAY

CLEARWATER, FLORIDA, October 11, 2004 - Jerry T. Kendall, President and Chief
Executive Officer of Technology Research Corporation (TRC), (NASDAQ:TRCI),
announced today that the Company has entered into a three year agreement with a major appliance manufacturer under which TRC will be the exclusive supplier of cord fire protection products for this year’s room air conditioner "RAC"
manufacturing cycle. The current estimate of the value of product to be shipped in the first year of the agreement is $4.3 million. Shipments are expected to commence in October 2004 with most units shipped in the December
2004 through May 2005 time frame. Revenue for years two and three of the agreement will be based on the customer’s volume requirement plus meeting certain contractual performance and pricing conditions.

Kendall said, "We are pleased that the Company has been selected to supply its
Fire Shield® LCDI technology for cord fire prevention on RAC units by another major appliance manufacturer. He added, "This brings our total announced volume for this application to approximately $8.3 million, which is consistent with our expectations for orders in this timeframe. The Company continues to have on-going negotiations with other room air conditioner manufacturers for significant additional volume."

At the same time, the Company announced that due to (i) four days of lost work at its Clearwater facility, together with shipping and logistical issues it faced from multiple hurricanes that struck Florida during the Company’s second fiscal quarter; and (ii) unanticipated delays in the production startup process for the room air conditioner application, the Company was unable to ship approximately $1.6 million of scheduled orders for its second fiscal quarter.
Certain operating expenses applicable to the delayed shipments were in place during the second quarter. As a result of these unanticipated delays and increased operating expenses, the Company expects to report lower than planned revenue and profit for its fiscal second quarter which ended September 30,
2004. These orders become part of the Company’s backlog for its third fiscal quarter ending December 31, 2004. The Company expects that the increase in manufacturing capacity at its Honduras facility and at its Far East contract manufacturers will support a higher volume of shipments in fiscal third quarter.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.